22nd Century Group Reports First Quarter 2014 Financial Results

CLARENCE, N.Y. - 22nd Century Group, Inc. (NYSE MKT: XXII) today announced that the Company filed its first quarter 2014 report on Form 10-Q with the Securities and Exchange Commission.

Revenue was $0.45 million for the three months ended March 31, 2014, compared to no revenue for the three months ended March 31, 2013. The revenue for the first quarter was generated from the sale of SPECTRUM research cigarettes.

22nd Century Group reported an operating loss of $1.19 million for the three months ended March 31, 2014, compared to an operating loss of $1.39 million for the three months ended March 31, 2013.

The Company’s net loss for the three months ended March 31, 2014 was $5.32 million, or ($0.09) per share, compared to a net loss of $2.51 million, or ($0.07) per share, for the three months ended March 31, 2013. The results for the first quarter of 2014 included non-operating expenses from (i) a non-cash change in the fair value of derivatives (warrant liability) of $4.07 million, (ii) a non-cash inducement expense of $0.14 million from the amendment of certain warrants, and (iii) other non-operating income of $84,000.

Negative Adjusted EBITDA (as described in the paragraph and table below) was $0.76 million, or ($0.013) per share, for the three months ended March 31, 2014, compared to negative Adjusted EBITDA of $0.38 million, or ($0.010) per share, for the three months ended March 31, 2013.

Below is a table of information relating to the Company’s Adjusted EBITDA for the three months ended March 31, 2014 and 2013, including a reconciliation of net loss to Adjusted EBITDA for such periods.

	Three Months Ended March 31,
	2014	2013	% Change

Net loss	$(5,315,128)	$(2,513,204)	111%
Add back:
Warrant liability loss - net	4,067,270	1,016,175	300%
Warrant amendment inducement expense	144,548	-	100%
Depreciation and amortization	71,269	52,624	35%
Interest expense and amortization of debt discount	1,749	105,525	-98%
Stock based compensation	356,684	963,678	-63%
Gain on the sale of machinery and equipment	(85,621)	-	100%

Adjusted EBITDA	$(759,229)	$(375,202)	102%

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). In order to calculate Adjusted EBITDA, the Company added back to net loss the non-operating expenses listed in the table above in order to measure the Company’s operating performance. The Company believes that Adjusted EBITDA is an important measure that supplements discussions and analysis of its operations and enhances an understanding of its operating performance. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.

For additional information, please visit: www.xxiicentury.com

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. 22nd Century owns or is the exclusive licensee of 116 issued patents in 78 countries plus an additional 36 pending patent applications. Goodrich Tobacco Company, LLC and Hercules Pharmaceuticals, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and potentially less harmful cigarettes. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed on January 30, 2014, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399